UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-15403	39-0968604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement.

On December 15, 2005, the Board of Directors of Marshall & Ilsley Corporation (the “Company”), upon the recommendation of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), took the following actions:

2006 Base Salary Increases

Effective January 1, 2006, the Board increased the base salaries of the executive officers who will be the “named executive officers” for purposes of the Company’s proxy statement for the 2006 annual meeting of shareholders.  The base salaries of the named executive officers for 2006 are as follows:

Name	2006 Base Salary

Dennis J. Kuester

$925,000

Chairman of the Board and Chief Executive Officer,
Marshall & Ilsley Corporation, Chairman of the Board and
Chief Executive Officer, M&I Marshall & Ilsley Bank and
Chairman of the Board, Metavante Corporation

Mark F. Furlong $600,000 President, Marshall & Ilsley Corporation and President, M&I Marshall & Ilsley Bank

Frank R. Martire $500,000 Senior Vice President, Marshall & Ilsley Corporation and President and Chief Executive Officer, Metavante Corporation

John M. Presley $400,000 Senior Vice President and Chief Financial Officer, Marshall & Ilsley Corporation

Thomas J. O’Neill $385,000 Senior Vice President, Marshall & Ilsley Corporation, Executive Vice President, M&I Marshall & Ilsley Bank and President, M&I Bank FSB

Compensation Plan Amendments

The Board approved amendments to the Company’s 1994 Long-Term Incentive Plan (the “LTIP”), the 1997, 2000 and 2003 Executive Stock Option and Restricted Stock Plans and the associated Terms and Conditions of options awarded thereunder (collectively, the “Option Plan Amendments”), and the Nonqualified Retirement Benefit Plan.  The amendments were made so that the plans would comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”).  The Option Plan Amendments are effective January 1, 2006, but apply retroactively to options that were not granted and vested as of January 1, 2005, to coincide with the effective date of Section 409A.  The amendments to the other plans are effective December 15, 2005, but apply retroactively to January 1, 2005.

Three changes were made to the LTIP, which is a three-year rolling incentive plan with payout based on the attainment of pre-established performance objectives.  First, the Compensation Committee previously had the discretion to treat a terminating employee as an early retiree, which allowed that person to remain a participant in the plan as to previously granted awards.  The amendments provide that early retirement treatment is automatic if, when the employee terminates employment, he or she is over age 55 and the sum of age plus years of service equals or exceeds 65, but only if the employee signs a non-compete agreement and release of employment-related claims (“Early Retirement Provisions”).  Second, there is a six-month delay in payouts under the plan if required to avoid a penalty under Section 409A.  Third, in the case of a Triggering Event, as defined in the plan, payment is delayed to the minimum extent necessary to comply with Section 409A.

The Option Plan Amendments contain the Early Retirement Provisions, but only in the case of options that were not granted and vested prior to January 1, 2005, the effective date of Section 409A.  For options vested prior to that date, the Compensation Committee retains discretion regarding early retirement treatment.  Early retirement treatment means that the options remain exercisable for the shorter of (a) one year after the death of the option holder or (b) the remaining term of the option.

Awards under the LTIP and the Metavante Corporation Long-Term Incentive Plan for 2005

The Board approved the following awards under the LTIP and the Metavante Corporation Long-Term Incentive Plan:

	Awards Granted December 2005 for the Performance Period Beginning January 2006

Name	Number of Shares, Units or Other Rights(1)	Targeted Cash Payment(2)	Performance or Other Period Until Maturation or Payout

Dennis J. Kuester	18,000	—	3 Years
Mark F. Furlong	12,000	—	3 Years
Frank F. Martire	—	$300,000	3 Years
John M. Presley	5,000	—	3 Years
Thomas J. O’Neill	5,000	—	3 Years

(1)

Units awarded represent share equivalents of the Company’s common stock.  The performance period is the three years commencing on January 1, 2006 and ending on December 31, 2008 for awards granted in January 2006.  Additional units will be credited to each participant’s account when dividends are paid on shares of the Company’s common stock.  Vesting of units occurs at the end of the three-year period except in the case of the death or disability of the participant, termination of a participant’s employment due to retirement, or the occurrence of a “triggering event” (which relates to a change in control of the Company).  Upon the occurrence of a “triggering event,” units vest notwithstanding continued employment by the acquiring company.

(2)

Cash-based awards are made under the Metavante Corporation Long-Term Incentive Plan.  The performance period is the three years commencing on January 1, 2006 and ending on December 31, 2008.  The award vests at the end of the three-year period except in the case of death or disability, termination of employment due to retirement or the occurrence of a “triggering event” (which relates to a change of control of Metavante or the Company).  Upon the occurrence of a “triggering event,” the award vests notwithstanding continued employment by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2005	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, General Counsel and Secretary